Exhibit 10.1

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November 29, 2011

Investor

Re:           Private Offering (the “Offering”) by MedLink International Inc. (the “Company”) to Selected Investors (each, an “Investor”) pursuant to the Company’s Subscription Agreement dated as of November 24, 2010 (the “Subscription Agreement”) of (a) up to an aggregate $1,250,000 of a 10% Senior Secured Convertible Debenture (the “Note” or “Notes”) of the Company and (b) (i) Series A.1 Common Stock Purchase Warrants (the “Series A1 Warrants”) and (ii) Series A.2 Common Stock Purchase Warrants (the “Series A2 Warrants” and together with the Series A1 Warrants, the “Warrants”).

Dear Sir,

Reference is made to the Subscription Agreement and the closing(s) that took place thereunder on November 26, 2010.  At the applicable closing (each, a “Closing”), you were issued a Note and the Warrants and entered into that certain Security Agreement with the Company (the “Security Agreement”) pursuant to which the obligations of the Company which are due and owing to you are secured by a valid and enforceable first priority lien and security interest against all of the assets of the Company.  Any capitalized term not otherwise defined in this agreement (this “Agreement”) shall have their respective meanings set forth in the Subscription Agreement.

Except as expressly modified by this Agreement, (a) the Company hereby acknowledges, confirms and ratifies all of the terms and conditions set forth in, and all of its obligations under, the Subscription Agreement, the Note, Security Agreement and all other agreements entered into in connection therewith (the “Transaction Documents”), which documents are the legal, valid and binding obligations of the Company and are incorporated herein by this reference as if set forth in full herein and nothing in this Agreement shall extend to or affect in any way any of the obligations of the Company arising under the Transaction Documents.

The Company acknowledges and agrees that as of the date hereof, the aggregate indebtedness (the “Indebtedness”) due under your Notes, as of November 17, 2011, is not less than $_______ in the aggregate plus accruing interest, fees and other amounts due thereunder.  The Company represents and agrees that the Indebtedness is secured by valid and enforceable first priority lien and security interest against the Collateral (as defined in the Security Agreement), and that it has no offset, defense, counterclaim, dispute or disagreement of any kind or nature whatsoever with respect to the liability or amount of such foregoing Indebtedness or the liens and security interests securing such Indebtedness.  The Company hereby acknowledges and agrees that certain defaults have occurred and are continuing, including, without limitation, the covenants to remain current with its reporting and filing obligations under the Securities and Exchange Act of 1934, as amended (the “34 Act”), each of which constitutes an Event of Default under the Notes and entitles you to accrue interest at the default rate of interest and to exercise your rights and remedies under the Notes, applicable law or otherwise.  You have not waived, presently do not intend to waive and may never waive such existing defaults and nothing contained herein or the transactions contemplated hereby shall be deemed to constitute any such waiver.  The Company hereby acknowledges and agrees that you have the right to declare the Indebtedness to be immediately due and payable.  Additionally, as a consequence of such Events of Default, you have suffered monetary damages.

150 Motor Parkway, Suite 401  |  Hauppauge, NY 11788  | Tel: (877) 781-3003  |  Fax: (888) 228-3578
www.medlinkus.com

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This Letter Agreement is one of a series of substantially similar letter agreements executed by the Company and Investors.

In reliance upon the representations, warranties and covenants of the Company contained in this Agreement, and subject to the following termination provisions, you agree to forbear from exercising your rights and remedies:

(i)
Your obligation to forbear hereunder shall terminate (the “Termination”) on the earlier of (i) the date, if any, on which a petition for relief under the United States Bankruptcy Code or any similar state law is filed by or against the Company, (ii) the date that the Company defaults under any of the terms and conditions of this Agreement, (iii) the date that the Company subsequently breaches any covenant under the Transaction Documents or (iv) the date this Agreement is otherwise terminated or expires;

(ii)
Upon Termination, the agreement of Holders to forbear shall automatically and without further notice or action terminate and be of no force and effect, it being understood and agreed that the effect of such Termination will be to permit Holders to exercise such rights and remedies hereunder, under the Transaction Documents, or applicable law, immediately without any further notice, passage of time or forbearance of any kind;

(iii)
The Company agrees that all of the Indebtedness shall, if not sooner paid, be absolutely and unconditionally due and payable in full in cash or other immediately available funds by the Company and the Holders on the Termination; and

(iv)
Concurrently with the execution of this Agreement, the Company shall have delivered to you a duly executed and completed Confession of Judgment pursuant to New York Procedures (CPLR 3218) which, upon Termination, shall become immediately effective for use by you.

A.           the Company hereby agrees to the following amendments and modifications to the Transaction Documents:

To amend Notes with the following terms:

(i)	Conversion Price of $0.06 per share, subject to adjustment therein;
(ii)	First interest payment after the date hereof is due December 15, 2011, with a 10-day grace period from that due date;
(iii)	Section A.2 is hereby deleted and replaced with “[RESERVED]”. All principal and interest shall be paid in full on the Maturity Date.
(iv)	Basic interest rate to remain at 10% per annum;
(v)	Prepayment premium payable pursuant to Section 2.4 of the Note shall increase over time as follows:
a.
If the Note is prepaid on or before December 31, 2011, then the Note may be paid off for an amount equal to (1) principal amount outstanding, (2) accrued and unpaid interest and (3) any other amounts or liquidated damages then owing under the Note (1-3 collectively, “Par”);

150 Motor Parkway, Suite 401  |  Hauppauge, NY 11788  | Tel: (877) 781-3003  |  Fax: (888) 228-3578
www.medlinkus.com

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b.	If the Note is prepaid after December 31, 2011 but on or before February 15, 2012, then the Note may be paid off at 107% of Par; and
c.	If the Note is prepaid after February 15, 2012, then the Note may be paid off at 115% of Par;
(vi)
In the event of a default by Company pursuant to the terms of the Note, this Letter Agreement or any of the Transaction Documents, in addition to the other provisions contained in the Note or this Agreement, including, without limitation, Termination (as defined below) and the imposition of a Default Interest, the Conversion Price shall be the lesser of (a) $0.06, subject to adjustment thereunder (the “Set Price”) and (b) 75% of the lowest three closing prices of the Company’s common stock over the 20 Trading Days immediately prior to the applicable Conversion Date.  For purposes of Section 2.1(c), the term “Conversion Price” shall be deemed to mean “Set Price”.

B.           To amend the Warrants to reflect:

(i)           An Exercise Price for the Warrant Shares of $0.17 per share, subject to adjustment therein;
(ii)          The Expiration Date shall be extended to five years from the date hereof; and
(iii)
The Company shall issue you a new Common Stock Purchase Warrant, with an exercise price equal to $0.30, subject to adjustment therein and a term of exercise equal to 5 years, which Warrant shall be in the form of the Warrants, and which warrant shall give you the right to purchase up to a number of shares of Common Stock equal to ________, subject to adjustment thereunder.

C.           The Company covenants to duly prepare and file with the SEC its Annual Report on Form 10-K for the period December 31, 2010 by no later than December 31, 2011.

D.           The Company covenants to duly prepare and file with the SEC its Quarterly Reports on Form 10-Q for the periods ended March 31, 2011; June 30, 2011; and September 30, 2011 by no later than January 30, 2012.

E.           Commencing 90 days after the date hereof, the Company shall, within 30 days of demand by Investors holding rights to at least 100,000 Conversion Shares and/or 100,000 Warrant Shares, use its best efforts to prepare, file and cause to become effective and cause to remain effective a registration statement for the Investors’ Conversion Shares and/or Warrant Shares, provided, however, no such registration statement shall be required to be filed by the Company in the event all the Conversion Shares and/or Warrant Shares (assuming cashless exercise and only if cashless exercise is available) are eligible to be sold under Rule 144 without restriction. The registration statement shall remain effective so long as there are any unsold Conversion Shares and/or Warrant Shares subject to the registration statement, or, if earlier, all such shares are eligible to be sold under Rule 144 without restriction;

150 Motor Parkway, Suite 401  |  Hauppauge, NY 11788  | Tel: (877) 781-3003  |  Fax: (888) 228-3578
www.medlinkus.com

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F.           The Company covenants to remain current with its reporting obligations under the ’34 Act during the term of the Warrants and the additional warrants.

G.           Investor acknowledges that the Company has not filed its Form 10-K for the year ended December 31, 2010 with audited financial statements included therein (“2010 10-K”) and that Investor should not rely on any information contained in the 2010 10-K in making any investment decisions related to the Company’s securities and should not enter into this Letter Agreement based on any information contained in the 2010 10-K.  Investor further acknowledges that the Company has not made any of its quarterly filings on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011 and therefore Investor does not have current information related to the Company upon which to base its decision to enter into this Letter Agreement.

H.          The Company hereby acknowledges and agrees that it has no offsets, defenses, claims, or counterclaims against you, or your respective officers, directors, employees, members, managers, affiliates, attorneys, representatives, predecessors, successors, or assigns with respect to the Indebtedness, or otherwise, and that if the Company now has, or ever did have, any such offsets, defenses, claims, or counterclaims against you, or your Holders’ respective officers, directors, employees, affiliates, attorneys, representatives, predecessors, successors, or assigns, whether known or unknown, at law or in equity, from the beginning of the world through this date and through the time of execution of this Agreement, all of them are hereby expressly WAIVED, and the Company hereby RELEASES you and your respective officers, directors, employees, affiliates, attorneys, representatives, predecessors, successors, and assigns from any liability therefor.

I.            In consideration of your agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company on behalf of itself and its successors, assigns, heirs, executor, administrator and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges you and your successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, members, managers, agents and other representatives (all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which the Company, or any of its officers, directors, employees, successors, assigns, heirs, executor, administrator or other legal representatives, as the case may be, may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement, for or on account of, or in relation to, or in any way in connection with the Agreements, as amended and supplemented through the date hereof.

J.           The Company, on behalf of itself and its successors, shareholders, assigns, heirs, executor, administrator and other legal representatives, hereby jointly and severally, absolutely, unconditionally and irrevocably, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by the Company.  If the Company or any party on its behalf violates the foregoing covenant, the Company agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

150 Motor Parkway, Suite 401  |  Hauppauge, NY 11788  | Tel: (877) 781-3003  |  Fax: (888) 228-3578
www.medlinkus.com

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K.           The Company makes the following additional representations and warranties with respect to this Agreement:
(i)	Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations hereunder.
(ii)
Authorization of Agreements.  The execution and delivery of this Agreement by the Company and the performance hereunder have been duly authorized by all necessary action, and this Agreement has been duly executed and delivered by the Company.

(iii)	Enforceability. This Agreement constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.
(iv)
No Violation or Conflict.  The execution and delivery by the Company of this Agreement and the performance by the Company hereunder do not and will not (i) contravene, in any respect, any provision of any law, regulation, decree, ruling, judgment or order that is applicable to the Borrowers or their properties or other assets, or (ii) result in a breach of or constitute a default under the charter, bylaws or other organizational documents of the Company or any material agreement, indenture, lease or instrument binding upon the Company or its properties or other assets.

(v)
Governmental Consents.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Company of this Agreement.

If the foregoing reflects Investor’s understanding, kindly execute a copy of this Letter Agreement in the space provided and once the foregoing has been accomplished, either e-mail or fax the signed copy to my attention.

Very truly yours,

Read, accepted, and agreed to:	/s/ Ray Vuono
Ray Vuono
Chief Executive Officer

Name:
Title:

150 Motor Parkway, Suite 401  |  Hauppauge, NY 11788  | Tel: (877) 781-3003  |  Fax: (888) 228-3578
www.medlinkus.com